Exhibit 10(z)

November 9, 2006

Mr. Richard T. Burke

Chairman of the Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Dear Mr. Burke:

As I stated in my letter to you earlier this week, I believe that business leaders have a special responsibility to society and to shareholders. For that reason, I would like to voluntarily relinquish to UnitedHealth Group Incorporated (“Company”) the value of the stock options granted to me by the Company that were suspended in October 1999 and reinstituted in August 2000.1

As you know, on November 6, 2006, I entered into a letter agreement (“November 6 Agreement”) with the Company providing for the repricing of certain options granted to me by the Company during the years 1994 through 2002. In doing so, I explained that, although I was not personally involved in the implementation of the Company’s stock option program, I want to ensure that I do not receive any unintended personal benefit as a result of options granted to me by the Company. I believe that the actions described in this letter, combined with those set forth in the November 6 Agreement, will allow me to accomplish that goal.

As I have stated before, I believe that the Company will be stronger because of the comprehensive changes that have and will be made as a result of this situation. In working with our talented group of executives here in Minnesota and around the country, I am constantly reminded that our best days are yet to come. Our most important contribution is ultimately made in the improvements to health care affordability and quality that we deliver to individuals and families. On that basis, we will build a yet greater company.

Very truly yours,

/s/ Lois E. Quam
Lois E. Quam

cc: Stephen J. Hemsley

[1]

In particular, I wish to relinquish the value of the 56,000 options that the Company originally granted to me on February 6, 1998. Those options were suspended in October 1999, and reinstituted in August 2000.